Exhibit 99.1

OVERSEAS SHIPHOLDING GROUP REPORTS

FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Tampa, FL – March 9, 2022 – Overseas Shipholding Group, Inc. (NYSE: OSG) (the “Company” or “OSG”), a leading provider of energy transportation services for crude oil and petroleum products in the U.S. Flag markets, today reported results for the fourth quarter and full year 2021.

●	Shipping revenues for the fourth quarter 2021 were $95.5 million, an increase of $1.5 million from the third quarter 2021. Compared to the fourth quarter 2020, shipping revenues decreased 2.1% from $97.5 million. Shipping revenues for the full year 2021 were $359.1 million, down 14.2% compared with the full year 2020.

●	Net loss for the fourth quarter 2021 was $3.7 million, or $(0.03) per diluted share, compared with net loss of $16.0 million, or ($0.18) per diluted share, in the third quarter 2021. Net loss was $844 thousand, or $(0.01) per diluted share, for the fourth quarter 2020. Net loss for the full year 2021 was $46.3 million, or $(0.51) per diluted share, compared with net income of $30.0 million, or $0.33 per diluted share, for the full year 2020.

●	Time charter equivalent (TCE) revenues(A), a non-GAAP measure, for the fourth quarter 2021 were $80.0 million, an increase of $4.7 million from third quarter 2021. TCE revenues were down 7.0% compared to fourth quarter 2020. TCE revenues for the full year 2021 were $292.6 million, down 22.1% compared with the full year 2020.

●	Fourth quarter 2021 Adjusted EBITDA(B), a non-GAAP measure, was $16.6 million, an increase of $4.4 million from the third quarter. Adjusted EBITDA decreased 19.0% from $20.5 million in the fourth quarter 2020. Full year Adjusted EBITDA was $45.1 million, down 63.8% from $124.9 million in the same period in 2020.

●	Total cash(C) was $83.3 million as of December 31, 2021.

●	During the quarter, we removed one vessel from layup. Subsequent to quarter-end, we removed an additional two vessels. As of March 1, 2022, we have two vessels remaining in layup.

Sam Norton, President and CEO, offered the following comments on the quarterly results announced today: “We are pleased with the operating results achieved during the final quarter of last year, marking the third consecutive quarter of improved sequential TCE and EBITDA performance. Importantly, we expect this trend to continue in 2022. As noted in our prior quarter’s release, Jones Act Vessel availability across the fourth quarter and into 2022 has tightened considerably, meaning that business fundamentals for our conventional Jones Act tankers continue to strengthen. Following on from having activated three tankers out of layup at the end of the third quarter and in the fourth quarter, the Overseas Anacortes and Overseas Long Beach have now joined the active trading fleet in recent weeks, leaving only one tanker and one lightering ATB in layup as of today. With additional available operating days at improved market rates, and the reliably solid contribution from our niche and Alaskan Tanker Company assets, we are witnessing steadily improving cashflows from our businesses and an improving balance sheet.”

Mr. Norton added, “Energy markets are experiencing dislocations at this time”, Mr. Norton continued, “creating trading opportunities that are not usually seen in the markets within which OSG operates. OSG’s fleet is well positioned to facilitate many of these new trading opportunities and, in doing so, providing reliably available transportation to meeting the evolving needs of the domestic US market.”

A, B, C Reconciliations of these non-GAAP financial measures are included in the financial tables attached to this press release starting on Page 8.

Fourth Quarter 2021 Results

Shipping revenues were $95.5 million for the fourth quarter, an increase of $1.5 million, or 1.6%, from the third quarter of 2021. TCE revenues increased $4.7 million, or 6.1%, from the third quarter to $80.0 million in the fourth quarter. The increases were primarily a result of a 168-day decrease in layup days as two vessels came out of layup in September 2021 and a third vessel came out of layup in December 2021. Delaware Bay lightering volumes also contributed to an increase in revenues.

The fourth quarter operating loss was $1.9 million compared to the third quarter operating loss of $5.6 million.

Quarterly adjusted EBITDA increased to $16.6 million during the fourth quarter, a $4.4 million increase from the third quarter of 2021. The increase was driven by the increased revenues for the quarter.

In comparison to the fourth quarter of 2020, shipping revenues were down 2.1%. TCE revenues for the fourth quarter of 2021 were $80.0 million, a decrease of $6.1 million, or 7.0%, compared with the fourth quarter of 2020. The decrease resulted primarily from a 173-day increase in layup days due to vessels in layup during the fourth quarter of 2021 and one less MR tanker in the Company’s fleet, reflecting the sale of the Overseas Gulf Coast during the second quarter of 2021. The decrease was offset by the addition to the Company’s fleet of one ATB, OSG 205, delivered in December 2020.

Operating loss for the fourth quarter of 2021 was $1.9 million compared to operating income of $2.2 million for the fourth quarter of 2020. Net loss for the fourth quarter of 2021 was $3.7 million, or $(0.03) per diluted share, compared with net loss of $844 thousand, or $(0.01) per diluted share, for the fourth quarter 2020.

Adjusted EBITDA was $16.6 million for the 2021 fourth quarter, a decrease of $3.9 million compared with the fourth quarter of 2020, driven primarily by the decrease in TCE revenues.

Full Year 2021 Results

Shipping revenues were $359.0 million for the full year 2021, down 14.2% compared with the full year 2020. TCE revenues for the full year 2021 were $292.6 million, a decrease of $83.3 million, or 22.1% compared with the full year 2020. The decreases were primarily a result of (a) a 1,894-day increase in layup days due to seven vessels in layup for most of 2021, a decision taken in light of the lack of demand due to the economic impact of COVID-19, (b) one less MR tanker in our fleet, Overseas Gulf Coast, which was sold during the second quarter of 2021 and (c) two fewer ATBs, which were sold in May 2020 and August 2020, respectively. The decreases were offset by (a) a 204-day decrease in scheduled drydocking, (b) the addition to our fleet of three crude oil tankers, Alaskan Explorer, Alaskan Legend and Alaskan Navigator, which were purchased in March 2020, and two ATBs, OSG 204 and OSG 205, which were delivered at the end of May 2020 and the beginning of December 2020, respectively, (c) an increase in Delaware Bay lightering volumes and (d) five voyages for Military Sealift Command, which were longer international voyages, during 2021 compared to two such voyages during 2020. Two of seven vessels came out of layup in September 2021 and operated in the spot market. One of these two vessels commenced a 26-month time charter in mid-November 2021. A third vessel came out of layup in December 2021 and operated in the spot market.

Operating loss for the full year 2021 was $29.1 million, compared to operating income of $58.6 million for the full year 2020. The prior year included a gain on termination of a pre-existing arrangement related to the acquisition of the Alaska Tanker Company.

Net loss for the full year 2021 was $46.3 million, or $(0.51) per diluted share, compared with net income of $30.0 million, or $0.33 per diluted share, for the full year 2020.

Adjusted EBITDA was $45.1 million for the full year 2021, a decrease of $79.8 million compared with the full year 2020.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2021 results at 9:30 a.m. Eastern Time (“ET”) on Wednesday, March 9, 2022.

To access the call, participants should dial (844) 850-0546 for domestic callers and (412) 317-5203 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.osg.com/.

An audio replay of the conference call will be available for one week starting at 11:30 a.m. ET on Wednesday, March 9, 2022 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 8908564.

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About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE:OSG) is a publicly traded company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 22 vessel U.S. Flag fleet consists of three crude oil tankers doing business in Alaska, two conventional ATBs, two lightering ATBs, three shuttle tankers, ten MR tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program. OSG also currently owns and operates one Marshall Islands flagged MR tanker which trades internationally.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, the Company may make or approve certain forward-looking statements in future filings with the Securities and Exchange Commission (SEC), in press releases or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to our prospects, supply and demand for vessels in the markets in which we operate and the impact on market rates and vessel earnings, the continued stability of our niche businesses, the impact of our time charter contracts on our future financial performance, and such external events such as geopolitical conflicts. Forward-looking statements are based on our current plans, estimates and projections, and are subject to change based on a number of factors. COVID-19 has had, and will continue to have, a profound impact on our workforce and many other aspects of our business and industry. Investors should carefully consider the risk factors outlined in more detail in our filings with the SEC. We do not assume any obligation to update or revise any forward-looking statements except as may be required by applicable law. Forward-looking statements and written and oral forward-looking statements attributable to us or our representatives after the date of this press release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by us with the SEC.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com

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Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Shipping Revenues:

Time and bareboat charter revenues	$63,615	$80,427	$254,744	$344,512
Voyage charter revenues	31,848	17,119	104,318	74,180
	95,463	97,546	359,062	418,692

Operating Expenses:
Voyage expenses	15,437	11,448	66,467	42,813
Vessel expenses	38,598	39,009	140,413	159,466
Charter hire expenses	22,447	22,861	90,166	90,608
Depreciation and amortization	15,910	15,024	61,823	58,513
Bad debt recovery	(1,080)	—	(1,080)	—
General and administrative	6,021	6,957	24,097	26,869
Loss on disposal of vessels and other property, including impairments, net	19	24	6,276	982
Total operating expenses	97,352	95,323	388,162	379,251
(Loss)/income from vessel operations	(1,889)	2,223	(29,100)	39,441
Gain on termination of pre-existing arrangement	—	—	—	19,172
Operating (loss)/income	(1,889)	2,223	(29,100)	58,613
Loss on extinguishment of debt, net	(70)	—	(8,031)	(793)
Other income, net	1,845	1,808	1,985	2,414
(Loss)/income before interest expense and income taxes	(114)	4,031	(35,146)	60,234
Interest expense	(8,464)	(5,902)	(29,203)	(24,045)
(Loss)/income before income taxes	(8,578)	(1,871)	(64,349)	36,189
Income tax benefit/(expense)	4,902	1,027	18,097	(6,185)
Net (loss)/income	$(3,676)	$(844)	$(46,252)	$30,004

Weighted Average Number of Common Shares Outstanding:
Basic - Class A	90,807,935	90,004,773	90,587,454	89,794,392
Diluted - Class A	90,807,935	90,004,773	90,587,454	90,838,262
Per Share Amounts:
Basic and diluted net (loss)/income - Class A	$(0.03)	$(0.01)	$(0.51)	$0.33

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Consolidated Balance Sheets

($ in thousands)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$83,172	$69,697
Restricted cash	37	49
Voyage receivables, including unbilled of $3,777 and $6,740, net of reserve for doubtful accounts	14,586	13,123
Income tax receivable	1,882	387
Other receivables	5,816	1,817
Prepaid expenses	543	1,310
Inventories and other current assets	2,895	2,293
Total Current Assets	108,931	88,676
Vessels and other property, less accumulated depreciation	761,777	832,174
Deferred drydock expenditures, net	43,342	43,134
Total Vessels, Other Property and Deferred Drydock	805,119	875,308
Restricted cash - non current	44	73
Intangible assets, less accumulated amortization	22,617	27,217
Operating lease right-of-use assets, net	152,027	215,817
Other assets	26,991	24,646
Total Assets	$1,115,729	$1,231,737
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$49,901	$48,089
Current installments of long-term debt	22,225	38,922
Current portion of operating lease liabilities	100,010	90,613
Current portion of finance lease liabilities	4,000	4,000
Total Current Liabilities	176,136	181,624
Reserve for uncertain tax positions	179	189
Long-term debt, net	422,515	390,198
Deferred income taxes, net	63,744	80,992
Noncurrent operating lease liabilities	73,150	147,154
Noncurrent finance lease liabilities	18,998	21,360
Other liabilities	22,393	30,409
Total Liabilities	777,115	851,926
Equity:
Common stock - Class A ($0.01 par value; 166,666,666 shares authorized; 87,170,463 and 86,365,422 shares issued and outstanding)	872	864
Paid-in additional capital	594,386	592,564
Accumulated deficit	(259,587)	(213,335)
	335,671	380,093
Accumulated other comprehensive income/(loss)	2,943	(282)
Total Equity	338,614	379,811
Total Liabilities and Equity	$1,115,729	$1,231,737

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Consolidated Statements of Cash Flows

($ in thousands)

	Years Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net (loss)/income	$(46,252)	$30,004
Items included in net income not affecting cash flows:
Depreciation and amortization	61,823	58,513
Bad debt recovery	(1,080)	—
Gain on termination of pre-existing arrangement	—	(19,172)
Amortization of debt discount and other deferred financing costs	2,099	2,286
Compensation relating to restricted stock, stock unit and stock option grants	2,232	2,333
Deferred income tax (benefit)/expense	(18,236)	6,298
Interest on finance lease liabilities	1,799	1,973
Non-cash operating lease expense	90,863	91,696
Distributed earnings of affiliated companies	—	3,562
Items included in net income related to investing and financing activities:
Loss on extinguishment and prepayments of debt, net	5,295	793
Loss on disposal of vessels and other property, including impairments, net	6,276	982
Payments for drydocking	(19,037)	(30,732)
Changes in operating assets and liabilities:
Operating lease liabilities	(92,634)	(92,753)
Increase in receivables	(384)	(3,876)
(Decrease)/increase in income tax receivable	(1,495)	6,133
Increase/(decrease) in deferred revenue	9,666	(2,903)
Net change in other operating assets and liabilities	(12,767)	(2,469)
Net cash (used in)/provided by operating activities	(11,832)	52,668
Cash Flows from Investing Activities:
Acquisition, net of cash acquired	—	(16,973)
Expenditures for vessels and vessel improvements	(7,793)	(62,586)
Proceeds from disposal of vessels and other property	32,128	1,407
Net cash provided by/(used in) investing activities	24,335	(78,152)
Cash Flows from Financing Activities:
Extinguishment of debt and prepayments	(277,520)	(41,021)
Issuance of debt, net of issuance and deferred financing costs	321,531	143,949
Payments on debt	(33,316)	(44,933)
Tax withholding on share-based awards	(402)	(197)
Payments on principal portion of finance lease liabilities	(4,161)	(4,172)
Extinguishment of debt costs paid	(2,736)	—
Deferred financing costs paid for debt amendments	(2,465)	—
Net cash provided by financing activities	931	53,626
Net increase in cash, cash equivalents and restricted cash	13,434	28,142
Cash, cash equivalents and restricted cash at beginning of year	69,819	41,677
Cash, cash equivalents and restricted cash at end of year	$83,253	$69,819

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and fiscal year ended December 31, 2021 and the comparable periods of 2020. Revenue days in the quarter ended December 31, 2021 totaled 1,597 compared with 1,756 in the prior year quarter. Revenue days in the fiscal year ended December 31, 2021 totaled 6,064 compared with 7,639 in the prior year. A summary fleet list by vessel class can be found later in this press release.

	2021		2020
For the three months ended December 31,	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings
Jones Act Handysize Product Carriers:
Average rate	$39,841	$65,541	$1,712	$62,935
Revenue days	294	476	111	828
Non-Jones Act Handysize Product Carriers:
Average rate	$32,015	$12,700	$34,076	$11,093
Revenue days	184	92	205	162
ATBs:
Average rate	$—	$34,802	$—	$30,056
Revenue days	—	183	—	116
Lightering:
Average rate	$72,007	$—	$75,162	$—
Revenue days	92	—	89	—
Alaska (a):
Average rate	$—	$60,496	$—	$58,987
Revenue days	—	276	—	245

	2021		2020
For the years ended December 31,	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings
Jones Act Handysize Product Carriers:
Average rate	$34,985	$65,794	$24,568	$61,411
Revenue days	843	1,856	359	3,889
Non-Jones Act Handysize Product Carriers:
Average rate	$31,017	$10,048	$30,582	$15,213
Revenue days	735	520	699	710
ATBs:
Average rate	$—	$33,849	$16,987	$28,536
Revenue days	—	727	277	291
Lightering:
Average rate	$73,624	$—	$56,003	$61,012
Revenue days	365	—	476	87
Alaska (a):
Average rate	$—	$59,002	$—	$58,742
Revenue days	—	1,018	—	851

(a) Excludes one Alaska vessel currently in layup.

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Fleet Information

As of December 31, 2021, OSG’s operating fleet consisted of 24 vessels, 12 of which were owned, with the remaining vessels chartered-in. Vessels chartered-in are on Bareboat Charters.

	Vessels Owned	Vessels Chartered-In	Total at December 31, 2021
Vessel Type	Number	Number	Total Vessels	Total dwt (3)
Handysize Product Carriers (1)	5	11	16	760,493
Crude Oil Tankers (2)	3	1	4	772,194
Refined Product ATBs	2	—	2	54,182
Lightering ATBs	2	—	2	91,112
Total Operating Fleet	12	12	24	1,677,981

(1)	Includes two owned shuttle tankers, 11 chartered-in tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program, all of which are U.S. flagged, as well as one owned Marshall Island flagged non-Jones Act MR tanker trading in international markets.
(2)	Includes three crude oil tankers doing business in Alaska and one crude oil tanker bareboat chartered-in and in layup.
(3)	Total dwt is defined as aggregate deadweight tons for all vessels of that type.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures provide investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. TCE revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follows:

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Time charter equivalent revenues	$80,026	$86,098	$292,595	$375,879
Add: Voyage expenses	15,437	11,448	66,467	42,813
Shipping revenues	$95,463	$97,546	$359,062	$418,692

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Vessel Operating Contribution

Vessel operating contribution, a non-GAAP measure, is TCE revenues minus vessel expenses and charter hire expenses.

	Three Months Ended December 31,		Years Ended December 31,
($ in thousands)	2021	2020	2021	2020
Niche market activities	$15,472	$18,313	$62,585	$79,826
Jones Act handysize tankers	(8,720)	(2,464)	(44,415)	15,670
ATBs	3,981	1,335	15,384	4,658
Alaska crude oil tankers	8,248	7,044	28,462	25,651
Vessel operating contribution	18,981	24,228	62,016	125,805
Depreciation and amortization	15,910	15,024	61,823	58,513
Bad debt recovery	(1,080)	—	(1,080)	—
General and administrative	6,021	6,957	24,097	26,869
Loss on disposal of vessels and other property, including impairments, net	19	24	6,276	982
(Loss)/income from vessel operations	$(1,889)	$2,223	$(29,100)	$39,441

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted to exclude amortization classified in charter hire expenses, interest expense classified in charter hire expenses, loss/(gain) on disposal of vessels and other property, including impairments, net, non-cash stock based compensation expense and loss on repurchases and extinguishment of debt and the impact of other items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income/(loss) or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled measures used by other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
($ in thousands)	2021	2020	2021	2020
Net (loss)/income	$(3,676)	$(844)	$(46,252)	$30,004
Income tax (benefit)/expense	(4,902)	(1,027)	(18,097)	6,185
Interest expense	8,464	5,902	29,203	24,045
Depreciation and amortization	15,910	15,024	61,823	58,513
EBITDA	15,796	19,055	26,677	118,747
Amortization classified in charter hire expenses	143	143	570	570
Interest expense classified in charter hire expenses	330	360	1,354	1,477
Loss on disposal of vessels and other property, including impairments, net	19	24	6,276	982
Non-cash stock based compensation expense	244	646	2,232	2,332
Loss on extinguishment of debt, net	70	290	8,031	793
Adjusted EBITDA	$16,602	$20,518	$45,140	$124,901

(C) Total Cash

($ in thousands)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$83,172	$69,697
Restricted cash - current	37	49
Restricted cash – non-current	44	73
Total cash	$83,253	$69,819

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